                      SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

VWR Corporation
---------------

(Name of Registrant as Specified In Its Charter)
________________________________________________________________________
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 13a-6(i)(4)
      and 0-11.
      1) Title of each class of securities to which transaction applies:
        _______________________________________________________________

      2) Aggregate number of securities to which transaction applies:
        _______________________________________________________________

      3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:_/
        _______________________________________________________________

      4) Proposed maximum aggregate value of transaction:
        _______________________________________________________________
      Set forth the amount on which the filing fee is calculated and state how it was determined.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.
            1) Amount Previously Paid:
               ___________________________

            2) Form, Schedule or Registration Statement No.:
               ___________________________

            3) Filing Party
               ___________________________

            4) Date Filed:
               __________________________

                                VWR CORPORATION


Dear Shareholder:

You are cordially invited to attend the VWR Corporation Annual Meeting of Shareholders to be held at The Sheraton Great Valley Hotel, 707 Lancaster Pike, Frazer, Pennsylvania, on May 4, 1995, at 11:00 a.m. At the Meeting, we will report on the operations of the Corporation and respond to any questions you may have.

Your Board of Directors recommends that you vote to re-elect three Directors whose terms of office will expire this year and ratify the selection of Ernst & Young LLP as our independent auditors. These matters are described more fully in the formal notice of annual meeting and proxy statement which appear on the following pages.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, it is important that your shares be represented. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the enclosed postage paid envelope. If you attend the Meeting, you will, of course, have the privilege of voting in person.

I look forward to greeting you personally; and on behalf of the Board of Directors and management of the Corporation, I would like to express our appreciation for your interest in VWR Corporation.

							Sincerely,



							(SIGNATURE)
							JERROLD B. HARRIS
							PRESIDENT AND
							CHIEF EXECUTIVE OFFICER


West Chester, Pennsylvania
March 31, 1995

                                VWR CORPORATION
                                ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of VWR Corporation will be held at The Sheraton Great Valley Hotel, 707 Lancaster Pike, Frazer,
Pennsylvania, on May 4, 1995, at 11:00 a.m. for the following purposes:

    1.	To elect three Directors.

    2.	To ratify the selection of Ernst & Young LLP as independent
auditors for the year ending December 31, 1995.

    3.	To transact such other business as may properly come before
the Meeting.

Only shareholders of record at the close of business on March 15, 1995, are entitled to notice of, and to vote at, this meeting.





                                    BY ORDER OF THE BOARD OF DIRECTORS
                                    BY (SIGNATURE)
                                    WALTER S. SOBON
                                    VICE PRESIDENT FINANCE
                                    CORPORATE SECRETARY


West Chester, Pennsylvania
March 31, 1995


Each shareholder is urged to sign and return promptly the accompanying proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States.

                                VWR CORPORATION

                               CORPORATE OFFICES
                              1310 GOSHEN PARKWAY
                        WEST CHESTER, PENNSYLVANIA 19380
                           --------------------------

                PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD MAY 4, 1995
                              ----------------------

This proxy statement and accompanying proxy, which are being mailed to shareholders on or about March 31, 1995, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of VWR Corporation (the "Corporation," "Company" or "VWR") to be voted at the Annual Meeting of Shareholders of the Corporation to be held at 11:00 a.m. on May 4, 1995 at The Sheraton Great Valley Hotel, 707 Lancaster Pike, Frazer, Pennsylvania, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy may be revoked by written notice to the Secretary of the Corporation at 1310 Goshen Parkway, West Chester, Pennsylvania 19380; by submission of a proxy with a later date; or by a request in person to return the executed proxy.

The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee of approximately $5,000. The cost of solicitation of proxies is to be borne by the Corporation.

Shareholders of record at the close of business on March 15, 1995, will be entitled to vote at the meeting on the basis of one vote for each share of Common Stock held. On March 15, 1995, there were 11,065,555 shares of Common Stock outstanding.

In the election of Directors, assuming a quorum is present, the three nominees receiving the highest number of votes cast at the Meeting will be elected Directors. Ratification of the selection of Ernst & Young LLP as independent auditors requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. If a proxy is marked as "withhold authority" or "abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "specified non-vote"), the shares represented by such proxy will not be voted on such matter. Accordingly, abstentions and specified non-votes will have no effect on the vote for election of Directors or ratification of Ernst & Young LLP as independent auditors.

                            ELECTION OF DIRECTORS

Your Corporation has a classified Board of nine Directors. Directors are elected for terms of three years in classes of three. This year, Messrs. Jerrold B. Harris, Donald P. Nielsen, and James H. Wiborg, all of whom are current Directors, have been nominated to be re-elected for a term which expires in 1998. The Board of Directors recommends a vote FOR their re-election, and unless you indicate otherwise, your signed proxy will be voted for the election of these nominees.

The Board of Directors expects that each of the nominees will be available for election; but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated to fill any such vacancy by the Nominating Committee of the Board of Directors of the Corporation.

On February 27, 1995, VWR and EM Industries, Incorporated ("EM") (an affiliate of E. Merck, Darmstadt, Germany) entered into an agreement that calls for EM to invest $20 million in the Company for common shares (calculated at a price per share of $11) and a three-year warrant to purchase an additional $10 million of common shares at $11 per share, subject to regulatory approvals and other customary conditions.
Assuming exercise of the warrant, EM would own approximately 20% of the common stock of the Company. In connection with its investment EM has also agreed to a four-year Standstill Agreement which, among other things, provides that VWR, at the time of closing of EM's investment in VWR, will expand its Board and elect two representatives of EM to serve as Directors. Closing of EM's investment has not yet occurred and EM has not yet designated the two persons who will, as of such closing, be added to VWR's Board.

Nominees for Re-election
------------------------
JERROLD B. HARRIS -- Mr. Harris, 52, was elected President and Chief Executive Officer of VWR effective March 1, 1990. He was Executive Vice President and Chief Operating Officer of the Corporation from 1988 to 1990. He is a Director of PrimeSource Corporation ("PrimeSource"), a distributor of graphic arts equipment and supplies. Mr. Harris has been a Director of the Corporation since 1988.

DONALD P. NIELSEN -- Mr. Nielsen, 56, retired, was founder, President, Chief Executive Officer, and Chairman of Hazleton Corporation, a biological and chemical research and testing company, headquartered in Herndon, Virginia. Mr. Nielsen is also Chairman of the Board of Bob Walsh Enterprises, Inc. and DiaCom Technologies, Inc. Mr. Nielsen has been a Director of the Corporation since 1988.

JAMES H. WIBORG -- Mr. Wiborg, 70, is Chairman of the Board and Chief Strategist for the Corporation. He served as Vice Chairman of the Board and Chief Strategist of Momentum Corporation, a distributor of photograhic and graphic arts equipment and supplies ("Momentum"), from March 1, 1990 to September 1, 1994 when it merged with PrimeSource. Since August, 1990, Mr. Wiborg has served as Chairman of Univar Corporation ("Univar"), a distributor of industrial chemicals. From 1986 to August, 1990, he served Univar as Chairman of the Board and Chief Strategist. Mr. Wiborg is also a Director of PrimeSource, PACCAR, Inc., and PENWEST, Ltd. ("PENWEST"), a manufacturer of specialty carbohydrate chemicals and flavor and food additive products. Mr. Wiborg is the brother-in-law of N. Stewart Rogers and Robert S. Rogers, Directors of the Corporation. Mr. Wiborg has been a Director of the Corporation since 1986.

Continuing Directors -- Term Expires in 1996
--------------------------------------------
JAMES W. BERNARD -- Mr. Bernard, 57, has been President and Chief Executive Officer of Univar since 1986. He was appointed Chairman of Univar Europe's Supervisory Board on August 23, 1991. Mr. Bernard is a Director of Univar, U.S. Bancorp, and Van Waters & Rogers, LTD. Mr. Bernard has been a Director of the Corporation since 1988.

RICHARD E. ENGEBRECHT -- Mr. Engebrecht, 68, is Chairman of the Board of PrimeSource. He was Chairman of the Board of Momentum from January 1, 1993 until it merged with PrimeSource on September 1, 1994. He was also President, and Chief Executive Officer of Momentum from March 1, 1990 through December 31, 1992. He was President and Chief Executive
Officer of VWR from 1986 to 1990. He is a Director of PrimeSource, PENWEST, and Univar. Mr. Engebrecht has been a Director of the Corporation since 1986.

ROBERT S. ROGERS -- Mr. Rogers, 71, has been President of Lands-West, Inc., recreational real estate developers, since 1978. Mr. Rogers is also a Director of Univar. Mr. Rogers is the brother of N. Stewart Rogers, a Director of the Corporation, and brother-in-law of James H. Wiborg, a Director, Chairman, and Chief Strategist of the Corporation. Mr. Rogers has been a Director of the Corporation since 1986.

Continuing Directors -- Term Expires in 1997
--------------------------------------------
CURTIS P. LINDLEY -- Mr. Lindley, 70, retired, was Chairman of the Board of Directors of PENWEST, from 1987 to 1990. He is Chairman of the Board of Directors of The Ostrom Company. Mr. Lindley is also a Director of Univar. Mr. Lindley has been a Director of the Corporation since 1986.

EDWARD A. MCGRATH, JR. -- Mr. McGrath, 64, has been President and Chief Executive Officer of Graybar Electric Company, Inc. ("Graybar"), an electrical distributor, since 1989. Mr. McGrath is a Director of Graybar and The Boatmen's National Bank of St. Louis. Mr. McGrath has been a Director of the Corporation since 1992.

N. STEWART ROGERS -- Mr. Rogers, 65, has been Chairman of the Board of Directors of PENWEST since February, 1990. He was Senior Vice President of Univar from 1971 to 1991. He is a Director of Univar, Fluke Corporation, and U.S. Bancorp. Mr. Rogers is the brother of Robert S. Rogers, a Director of the Corporation, and brother-in-law of James H. Wiborg, a Director, Chairman, and Chief Strategist of the Corporation. Mr. Rogers has been a Director of the Corporation since 1986.

                  OWNERSHIP OF VWR CORPORATION STOCK
                   Amount and Nature of Beneficial
                      Ownership of Common Stock      Percent of Class as
Directors              as of January 31, 1995 (1)    of January 31, 1995
---------          --------------------------------  -------------------

NOMINEES FOR RE-ELECTION
------------------------
  Jerrold B. Harris                232,185 (2)                   2.06%
  Donald P. Nielsen                 27,278                       0.24%
  James H. Wiborg                  480,793 (3)                   4.26%

CONTINUING DIRECTORS-
TERM EXPIRES IN 1996
---------------------
  James W. Bernard                  90,718 (4)                   0.80%
  Richard E. Engebrecht            110,641                       0.98%
  Robert S. Rogers                 158,882 (5)                   1.41%

CONTINUING DIRECTORS -
TERMS EXPIRES IN 1997
---------------------
  Curtis P. Lindley                221,058 (6)                   1.96%
  Edward A. McGrath, Jr.             6,078                        .05%
  N. Stewart Rogers                336,031 (7)                   2.98%

Certain
Executive Officers
------------------
  Walter S. Sobon                   26,654 (8)                   0.24%
  Richard H. Serafin*               13,363 (9)                   0.12%
  Joseph A. Panozzo                 16,644 (10)                  0.15%
  Paul J. Nowak                     10,200 (11)                  0.09%

Certain Beneficial
Owners
------------------
Mitchell Hutchins
Institutional Investors, Inc.
1285 Avenue of the Americas
New York, New York 10019           663,525 (12)                  5.89%
-----------------------------------------------------------------------
*  Resigned as Corporate Officer in January, 1995.

(1) Except as otherwise indicated, beneficial ownership represents sole voting and sole investment power with respect to $1.00 par value Common Stock, the Corporation's only outstanding class of stock.

(2) Includes 51,619 shares which Mr. Harris had the right to acquire within 60 days of January 31, 1995 through the exercise of options. Also includes 29,114 shares held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.

(3) Mr. Wiborg disclaims any beneficial interest in 150,000 shares (included in the amounts shown in the above table) owned by his spouse. Mr. Wiborg is also a trustee of two trusts owning 69,229 shares
(included in the amounts shown in the above table). Mr. Wiborg disclaims beneficial interest in the shares owned by these trusts.

(4) Mr. Bernard disclaims any beneficial interest in 40,500 shares (included in the amounts shown in the above table) owned by his spouse.

(5) Mr. Robert S. Rogers disclaims any beneficial interest in 15,594 shares (included in the amounts shown in the above table) owned by his spouse.

(6) Mr. Lindley disclaims any beneficial interest in 4,372 shares (included in the amounts shown in the above table) owned by his spouse.

(7) Mr. N. Stewart Rogers is a trustee of a trust for grandchildren which holds 4,000 shares (included in the amounts shown in the above table).

(8) Includes 12,000 shares which Mr. Sobon had the right to acquire within 60 days of January 31, 1995 through the exercise of options. Also includes 2,566 shares held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.

(9) Includes 2,000 shares which Mr. Serafin had the right to acquire within 60 days of January 31, 1995. Includes 2,606 shares held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.

(10) Includes 6,900 shares which Mr. Panozzo had the right to acquire within 60 days of January 31, 1995 through the exercise of options. Also includes 1,532 shares held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.

(11) Includes 6,522 shares which Mr. Nowak had the right to acquire within 60 days of January 31, 1995 through the exercise of options. Also includes 3,044 shares held under the Company's benefit plans for which beneficial ownership is based upon sole voting power.

(12) Ownership of Common Stock as of December 31, 1994, as per Schedule 13G filed by such beneficial owner with the Securities and Exchange Commission.

As of January 31, 1995, all Directors and executive officers of VWR as a group (13 persons), beneficially owned shares totaling 1,730,525 or 15.35% of the Common Stock outstanding. Members of the group shared voting and/or investment power with other persons as to 73,229 of such shares or .65% of the Common Stock outstanding.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that all parties subject to Section 16(a) complied with the filing requirements during the year ended December 31, 1994 with the following exceptions: Robert S. Rogers, Director, reported one sale of stock late on a subsequently filed Form 4; Philip B. Hunsucker, Senior Vice President, filed Form 3 late

               FEES TO DIRECTORS AND COMMITTEES OF THE BOARD

Each Non-employee Director receives for services an annual retainer of $10,000 (payable in shares of restricted stock), fees of $1,000 for attending Board of Directors meetings ($2,500 if the meeting is held outside a Director's state of residence), fees of $500 for attending Board Committee meetings, and, when applicable, reimbursement of travel expenses in connection with meetings. Each member of the Executive Committee receives an annual retainer of $2,000 and the Chairman of each standing Committee of the Board receives an annual retainer of $2,000.

Mr. Wiborg, as Chairman of the Board and Chief Strategist, had a Consulting Services Agreement which provided for a base retainer of $30,000 in 1994 (including Directors' annual retainer) and a variable retainer or bonus determined by the Board of Directors. No variable retainer or bonus was paid to him in 1994.

The Corporation's Board of Directors has standing Audit/Pension,
Compensation, Executive, and Nominating Committees. The members of each Committee with responsibility for the year ended December 31, 1994 and the functions performed thereby are outlined below:

Messrs. Lindley, McGrath, Nielsen, N. S. Rogers, and R. S. Rogers are members of the AUDIT/PENSION COMMITTEE of which Mr. N. S. Rogers is Chairman. The Audit/Pension Committee has responsibility for recommending to the Board of Directors the firm of independent auditors to be retained by the Corporation; reviewing with the Corporation's auditors the scope of the audit; reviewing and recommending corporate accounting policies to the Board of Directors; reviewing reports of independent auditors as to the adequacy of the Corporation's accounting system, controls, and other matters; and reviewing areas of possible conflicts of interest and sensitive payments. The Committee also has the responsibility of establishing investment policy and selecting the trustee of the funds of the VWR Corporation Retirement Plan; reviewing and making recommendations to the Board of Directors with respect to the performance of any third parties responsible for the administration and for the investment of funds; reviewing the annual reports for the VWR Corporation Retirement Plan; and establishing and administering systems of periodic reporting.

Messrs. Bernard, Engebrecht, McGrath, and Wiborg are members of the COMPENSATION COMMITTEE of which Mr. Wiborg is Chairman. The Compensation Committee has the responsibility for recommending compensation of executive officers; establishing bonus criteria; reviewing annually the operation of all compensation and benefit practices and salary administration procedures; consulting with the Pension Committee regarding the pension cost effects of trends in compensation; recommending benefit levels in the Corporation's retirement program; and recommending Directors' fees.

Messrs. Engebrecht, Harris, and Wiborg are members of the EXECUTIVE COMMITTEE of which Mr. Engebrecht is Chairman. The Executive Committee has the authority to exercise all the power of the Board of Directors between meetings of the Board of Directors, except to the extent limited by law and certain other exceptions specified in the enabling resolution.

Messrs. Bernard, Nielsen, N. S. Rogers, and Harris (Ex-Officio) are members of the NOMINATING COMMITTEE of which Mr. Bernard is the Chairman. The Nominating Committee has the responsibility of receiving, reviewing, and maintaining files of individuals qualified to be recommended as nominees for election as Directors; reviewing annually the capability of each incumbent Director to continue to serve as Director; recommending a list of individuals to the Board of Directors for nomination for election to the Board of Directors; and recommending individuals for appointment to existing committees or to new or replacement committees as required.

Shareholder nominations to the Board of Directors must be made in accordance with the procedures set forth in the Bylaws of the Corporation, which require, among other things, that nominations must be received not less than 120 days prior to the date which corresponds to the date on which the Corporation mailed its proxy statement for the previous year's Annual Meeting of Shareholders. If the Corporation were to have a 40% shareholder (as defined in the Articles of Incorporation),
Article IX of the Articles of Incorporation would allow Disinterested Directors or persons beneficially owning shares of Voting Stock having a Market Price of $250,000 or more to nominate one or more candidates for election as a Director and to have information relating to such nominees included in the Corporation's proxy statement, and each shareholder of VWR would have cumulative voting rights in such election.

The Audit/Pension Committee met two times, the Compensation Committee two times, the Executive Committee one time, and the entire Board of Directors five times during 1994.

                          EXECUTIVE COMPENSATION

Report of Compensation Committee

The Corporation's executive compensation program is administered by the Compensation Committee ("Committee"), which is composed of four independent, non-employee directors. Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for ratification.

Since its spin off from Univar in 1986, the Corporation has maintained the philosophy that compensation of its executive officers (including its Chief Executive Officer) and management should be directly and materially linked to value creation for shareholders. The objective is to make the annual incentive bonus, which rewards executives for meeting financial targets based on the relationship of the Corporation's return on capital to its cost of capital, the largest component of an executive's compensation.

The Corporation's executive compensation program consists of four components: base salary, annual incentive bonus, long-term equity based incentive compensation, and the Corporation's contributions to various savings and stock ownership programs. The Committee has not yet deemed it necessary to consider its policy with respect to the possible tax effect on the Corporation, under the federal Revenue Reconciliation Act of 1993, of annual compensation exceeding $1 million paid to any individual.

Base Salary

Base salary is designed to be competitive, although generally conservative as compared to equivalent positions at comparable companies, such as those that are included in the Wholesale Trade Distributors Index shown in the Performance Graph on page 14. Since 1986, the Corporation's philosophy is to place a relatively greater emphasis on the annual incentive components of compensation.

Annual Incentive Compensation Plan

The Corporation's Executive Bonus Plan (the "Bonus Plan") provides annual cash and incentive stock awards, which are based upon the relationship of the Corporation's return on "invested capital" to its "cost of capital" (as both terms are defined in the Bonus Plan). Each year the Committee approves bonus targets by salary grade. The Corporation determines an individual's potential bonus award by multiplying that person's target bonus by a factor which is calculated using the percentage which the Corporation's return on invested capital bears to its cost of capital. No bonuses are earned if the Corporation's return on invested capital is less than 60% of its cost of capital. The potential awards may then be adjusted (from zero to 1.5 times the potential award) by an assessment of the executive's performance, which is determined by the Chief Executive Officer based on subjective factors and is subject to the Committee's approval. The Committee assesses the Chief Executive Officer's performance.

For 1994, the Corporation's pre-tax cost of capital as calculated in accordance with the Bonus Plan was 15.9%.

In accordance with the Bonus Plan, bonus awards are paid as follows: an award of up to 150% of a participant's target bonus is paid in cash; any portion of the award in excess of 150% but less than 200% of target is paid in unrestricted stock, and in excess of 200% of target is paid in restricted stock. The Bonus Plan does not take into consideration an executive officer's current stock ownership and options. In 1994, no bonuses were earned because the Corporation's goals were not achieved.

Long-Term Incentive Stock Plan

In addition to the Bonus Plan, executives may be awarded additional stock incentives (incentive stock options, non-qualified stock options, and restricted stock awards) under the 1986 Long-Term Incentive Stock Plan (LTIP) approved by the shareholders. Such stock awards generally vest over four years and are intended to align an executive's interests with those of shareholders. Stock options are awarded with an exercise price equal to the fair market value at the date of grant and have not been repriced. Options generally vest over a seven year period. The Corporation will periodically grant additional stock awards to provide continuing incentives for future performance. Such awards are recommended by the Chief Executive Officer and are subject to Committee approval. The size of previous awards and the number of options held are considered by the Committee, but are not determinative.

Other Plans

The Corporation maintains a 401(k) savings plan and an Employee Stock Ownership Plan (ESOP). Under the 401(k) Plan, the Corporation contributes, in VWR stock only, up to 50% of the first 3% of each employee's earnings as a matching contribution, which is invested entirely in VWR Common Stock. Under the ESOP, the Corporation allocates VWR Common Stock evenly among all eligible participants, irrespective of salary or position in the Corporation. The ESOP shares vest equally over an employment period of five years, at which point the employee is vested 100% in the plan.

Chief Executive Officer Compensation

The Committee's objective is to correlate Mr. Harris' remuneration with the performance of the Corporation. The Committee believes Mr. Harris' base salary is average as compared with the salaries of chief executive officers of comparable companies such as those included in the Wholesale Trade Distributors Index referred to above. The Committee did not increase Mr. Harris' base salary for 1994 from its 1993 level. Mr. Harris also participates in the same Bonus Plan applicable to the other named executive officers. Mr. Harris did not receive a bonus in 1994, as the Corporation's goals were not achieved.

                                       The Compensation Committee
                                       James H. Wiborg, Chairman
                                       James W. Bernard
                                       Richard E. Engebrecht
                                       Edward A. McGrath, Jr.

Compensation Committee Interlocks and Insider Participation

Mr. Harris, President and Chief Executive Officer of the Corporation, served as a Director of PrimeSource whose Chairman of the Board, Mr. Engebrecht, served on the Corporation's Compensation Committee for 1994.

                           Summary Compensation Table

The Summary Compensation Table includes individual compensation information on the Chief Executive Officer and the four other most highly-paid executive officers, for services rendered in all capacities for the three fiscal years ended December 31, 1994.


                                                     Long Term
                                                    Compensation
                                  Annual          -----------------
                                Compensation      Restricted        All Other
                              -----------------   Stock      Stock    Compen-
Name and                                          Awards     Options  sation
Principal Position    Year   Salary($)  Bonus($)  ($)(1)       (#)     ($)(2)
-----------------------------------------------------------------------------

Jerrold B. Harris     1994   $275,004                                 $19,895
  President and Chief 1993    275,004   $138,922                       14,771
  Executive Officer   1992    287,697    275,886   $279,869            11,191

Walter S. Sobon       1994    150,000                                  16,240
  Vice President      1993    149,170     53,906                       13,449
  Finance and Chief   1992    146,503    126,607     48,819            13,440
  Financial Officer

Richard H. Serafin    1994    135,600                                  18,413
  Vice President      1993    133,320     36,460                       16,040
  Information Systems 1992    133,811     85,634     18,188            15,791
  and Chief Information
  Officer

Joseph A. Panozzo     1994    140,040                                  18,982
  Senior Vice         1993    140,040     61,992               13,000  13,558
  President           1992    120,670    100,507      9,357            13,786

Paul J. Nowak         1994    115,020                                  15,898
  Senior Vice         1993    115,020     36,460               10,000  13,651
  President           1992    103,603     51,865      2,972            12,888


(1) The following named executive officers held restricted stock in the indicated aggregate amounts and values as of December 31, 1994: Mr. Harris, 10,350 shares, $87,971 value; Mr. Sobon, 1,741 shares, $14,794 value; Mr. Serafin, 569 shares, $4,832 value; Mr. Panozzo, 293 shares, $2,486 value; Mr. Nowak, 93 shares, $791 value. Dividends are paid on restricted stock.

All restricted stock awards granted to the named executives by the Corporation vest at a rate of 25% per annum from the date of grant. The following named executive officers were granted restricted stock awards in the indicated year and amounts: Mr. Harris, 17,492 shares in 1992; Mr. Sobon, 3,051 shares in 1992; Mr. Serafin, 1,137 shares in 1992; Mr. Panozzo, 585 shares in 1992; Mr. Nowak, 186 shares in 1992.

(2) Includes Company matching contributions to the Investor Tax Savings Investment Plan and Company automobile allowance. The following named executive officers received Company automobile benefits: Mr. Harris, $13,313 in 1994 and 1993, $9,035 in 1992; Mr. Sobon, $13,313 in 1994,

1993 and 1992;  Mr. Serafin, $13,313 in 1994, 1993 and 1992;  Mr.
Panozzo, $13,313 in 1994, $13,422 in 1993 and $12,658 in 1992;  Mr.
Nowak, $13,313 in 1994 and 1993, and $12,853 in 1992.

                 Aggregated Option Exercises in Last Fiscal Year
                             and FY-End Option Values

The following summary table details stock option exercises for named executive officers during 1994, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1994, and the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of Common Stock.

                                                            Value of
                                                            Unexercised
                                                            In-The-Money
                                    Number of Unexercised   Options at
 	  			                             Options at FY-End(#)    at FY-End ($)
                                    ---------------------   -------------------
      Shares Acquired  Value        Exercis-   Unexer-      Exer-     Unexer-
Name   on Exercise(#)  Realized($)   able       cisable      cisable   cisable
-------------------------------------------------------      -----------------
-

Harris       ------     ------       37,620     43,362       $31,718   $32,954

Sobon        ------     ------        8,000     12,000         5,720     8,580

Serafin      ------     ------        2,000      8,000         1,030     4,120

Panozzo      ------     ------        4,900     19,000         2,860     4,290

Nowak        ------     ------        4,522     16,000         2,860     4,290


                           Performance Graph

Comparison of Five Year Cumulative Total Return among VWR Corporation, Media General Composite Index and a Wholesale Trade Distributors Index.

                                                        Wholesale Trade
 Measurement Period                  Media General       Distributors
(Fiscal Year Covered)  VWR Corp     Composite Index*        Index**
---------------------  --------     ----------------    ---------------

Measurement Pt-12/31/89  $100             $100                $100
FYE 12/31/90              126               89                  93
FYE 12/31/91              180              128                 120
FYE 12/31/92              256              142                 125
FYE 12/31/93              237              155                 143
FYE 12/31/94              173              146                 142

The performance graph reflects the March, 1990 distribution by the Corporation to its shareholders of all of the Common Stock of Momentum then owned by the Corporation.

* The Media General Composite Index is a broad market index of 7,000 NASDAQ, NYSE and AMEX issues.
** This index consists of Wholesale Trade Distributors: Durable Goods (Standard Industry Code 50) and Non-Durable goods (Standard Industry Code 51), and has been prepared by and is available from Media General, P.O. Box 85333, Richmond, VA, 23293.

Defined Benefit Retirement Plan

The table below shows the estimated annual benefits payable on retire-ment under the VWR Corporation Retirement Plan ("Plan") to persons in specified remuneration and years-of-service classifications. The table applies to benefits payable on or after January 1, 1995. The retirement benefits shown are based upon retirement at normal retirement age.

Highest Average Annual
Compensation During Any
Consecutive Five                       Years of Service
Years of Employment      15         20         25         30       35
------------------------------------------------------------------------
       $100,000       $ 23,955   $ 31,940   $ 39,925  $ 47,910  $ 52,701
        150,000         37,080     49,440     61,800    74,160    81,798
        200,000         50,205     66,940     83,675   100,410   110,451
        250,000         63,330     84,440    105,550   126,660   139,326
        300,000         76,455    101,940    127,425   152,910   168,201
        350,000         89,580    119,440    149,300   179,160   197,076
        400,000        102,705    136,940    171,175   205,410   225,951
        450,000        115,830    154,440    193,050   231,660   254,826
        500,000        128,955    171,940    214,925   257,910   283,701
        550,000        142,080    189,440    236,800   284,160   312,576
        600,000        155,205    206,940    258,675   310,410   341,451

With certain exceptions, Section 415 of the Internal Revenue Code currently limits pensions which may be paid under plans qualified under the Internal Revenue Code to an annual benefit of $120,000. Additionally, Section 401 of the Internal Revenue Code limits compensation which must be taken into account in providing benefits under qualified plans to an annual limit of $150,000. The Board of Directors, upon the recommendation of the Compensation Committee, has authorized the establishment of supplemental benefits for executive officers to whom the limit of Section 415 and 401 applies, or will apply in the future so that these executive officers will obtain retirement benefits comparable to other retirement plan participants not impacted by the Section 415 and 401 limits.

Under the terms of the spin-off agreement with PrimeSource, the Corporation has agreed to pay two-thirds of all amounts payable to Richard E. Engebrecht under the Supplemental Benefits Plan and PrimeSource will pay the remaining one-third. The Corporation has guaranteed payment of the one-third payable by PrimeSource and likewise, PrimeSource has guaranteed payment of the two-thirds payable by the Corporation.

Compensation of executive officers covered by the Plan would include salaries and bonuses as reported in the "Executive Compensation" table. The following are the approximate years of credited service (rounded to the nearest year) of the persons named in that table under the Plan: J. Harris, 31; W. Sobon, 6; R. Serafin, 4; J. Panozzo, 5; P. Nowak, 17.

Compensation of all non-executive officer employees covered by the Plan would include salaries, commissions, and bonuses. All regular, full-time employees not members of a collective bargaining unit (except for bargaining units participating in all Corporation benefits), are eligible to participate in the Plan.

Agreements With Certain Officers

The Board of Directors has approved change of control agreements (the "Agreements") between the Corporation and each of its current executive officers, namely J. Harris, W. Sobon, R. Serafin, J. Panozzo, and P. Nowak (the "Executives"). Each Agreement provides that the Executive will receive compensation for up to 24 months if his employment is terminated (voluntarily or involuntarily) for any reason other than gross misconduct, death, disability, or reaching age 65, provided such termination occurs within 24 months after certain defined events which might lead to a change in control of the Corporation. The compensation will be paid at a rate equal to the Executive's current salary and target bonus. The compensation is subject to a minimum annual rate of not less than the Executive's average compensation for the preceding three calendar years, and is subject to reduction if the aggregate present value of all payments would exceed three times the Executive's "annualized includable compensation," as defined in Section 280G of the Internal Revenue Code, for the Executive's most recent five taxable years. The Executive will also continue to have "employee" status for the 24 month period and will be entitled to retain most employee benefits and rights during this period.

The estimated aggregate amounts presently payable in the event of a change of control (assuming each Executive receives payments for the maximum 24 month period) would be: J. Harris $1,251,000, W. Sobon $537,000, R. Serafin $407,000, J. Panozzo $468,000, and P. Nowak
$333,000. The foregoing does not include the value of any employee benefits which might be payable to the officer during the 24 month period.

Although the Corporation believes that the compensation or other benefits payable or vesting upon the Executive's termination should not constitute "golden parachute payments" under the Internal Revenue Code, the Agreements do provide for indemnification against excise taxes payable by the Executive in the event of such a determination. The Corporation may cease payments in the event the Executive breaches certain non-competition or confidentiality covenants. The Corporation also has the right to terminate the Agreements upon a one-year notice, except as to rights accruing as a result of an event which has triggered the change of control provisions of the Agreements. The Board of Directors believes that the terms and conditions of the Agreements are in the best interest of the Corporation.



                        SELECTION OF INDEPENDENT AUDITORS

The Board of Directors will request that the shareholders ratify its selection of Ernst & Young LLP as independent auditors for the Corporation for the year ending December 31, 1995. If the shareholders do not ratify the selection of Ernst & Young LLP, another firm of independent auditors will be selected as independent auditors by the Board of Directors. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote FOR this selection.

                     PROPOSALS OF SECURITY HOLDERS

Under Securities and Exchange Commission rules and the Corporation's Bylaws, certain shareholder proposals may be included in the Corporation's proxy statement. Any shareholder desiring to have such a proposal included in the Corporation's proxy statement for the Annual Meeting to be held in 1996 must cause a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to be received by the Corporation not later than December 2, 1995. The timing and procedure with respect to the submission by shareholders of nominees for Directors are discussed in this Proxy Statement under the caption "FEES TO DIRECTORS AND COMMITTEES OF THE BOARD."


                               OTHER BUSINESS

The Board of Directors has no knowledge of any other business to be acted upon at this meeting. However, if any other business is presented at the meeting, proxies will be voted in accordance with the judgment of the person or persons voting such proxies.


                                      BY ORDER OF THE BOARD OF DIRECTORS
                                      BY (SIGNATURE)
                                      WALTER S. SOBON
                                      VICE PRESIDENT FINANCE
                                      CORPORATE SECRETARY

                                       PROXY
     This Proxy is Solicited on Behalf of the Board of Director

                         The undersigned hereby appoints James H.Wiborg,
                         Jerrold B. Harris, and Walter S. Sobon, or any
                         of them, each with full power of substitution
VWR CORPORATION          and revocation, as Proxies to vote,as
                         designated below, all shares of Common Stock of
                         VWR Corporation which the undersigned would be
1310 GOSHEN PARKWAY      entitled to vote if personally present at
WEST CHESTER, PA 19380   the Annual Meeting of the Corporation to be
                         held at The Sheraton Great Valley Hotel, 707
                         Lancaster Pike, Frazer, Pennsylvania, on May 4,
                         1995 and at any adjournment thereof.

1. Election of Directors
                        FOR all nominees listed______  WITHHOLD_______
                        below (except as marked        AUTHORITY
                        to the contrary below)*        to vote for
                                                       all nominees
                                                       listed below


Jerrold B. Harris, Donald P. Nielsen, James H. Wiborg

*INSTRUCTIONS:  To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.
_______________________________________________________________________


2. PROPOSAL: Ratification of the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 1995.


       FOR ____               AGAINST ____               ABSTAIN ____


3. To vote in their discretion upon such other business as may properly come before the meeting.

Please Do Not Fold                         Please Date and Sign on
Reverse Side
-----------------------------------------------------------------------

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. If no direction is made, this Proxy will be voted FOR the election of the three (3) Directors nominated by the Board, FOR Proposal 2 and, in the Proxies' discretion, upon such other business as may properly come before the meeting (provided, however, that if, prior to the election, any such nominee shall become unable to serve, the Proxies may vote for such other persons as may be nominated). The undersigned hereby revokes any proxy or proxies heretofore given to vote at said Annual Meeting or any adjournment thereof.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                                 	DATED ______________________, 1995



						___________________________________
      Signature


      ____________________________________
      Signature, if held jointly